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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. __)*

International Consolidated Companies, Inc.
(Name of Issuer)
Common Stock, No Par Value
(Title of Class of Securities)
459357109
(CUSIP Number)
December 30, 2008
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	459357109

1	NAMES OF REPORTING PERSONS Bagell, Josephs, Levine & Company, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	New Jersey

	5	SOLE VOTING POWER

NUMBER OF		7,000,000

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		0

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		7,000,000

WITH:	8	SHARED DISPOSITIVE POWER

		0

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	7,000,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

	17.8%

12	TYPE OF REPORTING PERSON

	OO

CUSIP No.	459357109
ITEM 1.
(a) Name of Issuer:
International Consolidated Companies, Inc.
(b) Address of Issuer’s Principal Executive Offices:
2100 19th Street, Sarasota, FL 34234
ITEM 2.
(a) Name of Person Filing:
Bagell, Josephs, Levine & Company, LLC
(b) Address of Principal Business Office, or if None, Residence:
406 Lippincott Drive, Suite J, Marlton, NJ 08053
(c) Citizenship:
New Jersey
(d) Title of Class of Securities:
Common Stock, No Par Value
(e) CUSIP Number:
459357109

ITEM 3.	IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)	☐	Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a) Amount beneficially owned:
7,000,000 shares
(b) Percent of class:
17.8%
(c) Number of shares as to which such person has:
None
(i) Sole power to vote or to direct the vote
7,000,000 shares
(ii) Shared power to vote or to direct the vote
None
(iii) Sole power to dispose or to direct the disposition of
7,000,000 shares
(iv) Shared power to dispose or to direct the disposition of
None
INSTRUCTION. For computations regarding securities which represent a right to acquire an underlying security SEE ss.240.13d3(d)(1).

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
No other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
The reporting person owns the securities directly, and is not a parent holding company.
ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
This schedule is not filed by a group.
ITEM 9. NOTICE OF DISSOLUTION OF GROUP.
This schedule does not relate to a group.
ITEM 10. CERTIFICATIONS.
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 20, 2009 (Date)
/s/ Neil Levine
(Signature)
Neil Levine, Managing Member
(Name/Title)